                                                                    EXHIBIT 22.1

                          SUBSIDIARIES OF THE COMPANY


Chrome Specialities, Inc. a Delaware corporation
Custom Chrome Manufacturing, Inc., a California corporation, dba "Santee Industries"
Custom Chrome Europe, Ltd., a Delaware corporation
Tom's Motorcycle Products, GmbH, a German corporation
Custom Chrome Far East, Ltd., a Delaware corporation
Custom Chrome Far East, Ltd., a Taiwan corporation